As filed with the Securities and Exchange Commission on November 8, 2007
Registration No. 333-146782

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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PETRO RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	86-0879278
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Wayne P. Hall
777 Post Oak Boulevard, Suite 910	777 Post Oak Boulevard, Suite 910
Houston, Texas 77056	Houston, Texas 77056
(832) 369-6986	(832) 369-6986
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant's agent for service of process)
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Copy to:
Allan R. Conge
Burleson Cooke L.L.P.
711 Louisiana Street, Suite 1701
Houston, Texas 77002
Phone: (713) 358-1700
Fax: (713) 358-1717
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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to Form S-3 Registration Statement is to include a revised Exhibit 5.1.  No change is made to the preliminary prospectus constituting Part I of the Registration Statement or to Items 14, 15 or 17 of Part II of the Registration Statement.  Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II and the Index to Exhibits of the Registration Statement.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses, all of which will be paid by the registrant, payable in connection with the sale of common stock being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$147
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Miscellaneous	3,000
Total	$28,147

Item 15. Indemnification of Directors and Officers

We intend to enter into separate indemnification agreements with each of our directors. These agreements will provide that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws. In addition, the agreements will provide that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding. Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action to further eliminate or limit the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of our certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws.

As permitted by section 145 of the Delaware General Corporation Law, our bylaws provide that we may indemnify any our directors and officers to the fullest extent permitted by Delaware law. In addition, as permitted by section 145 of the Delaware General Corporation Law, our bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Item 16. Exhibits.

Exhibit Number	Description

4.1 (2)	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock.

4.2 (1)	Form of Registration Rights Agreement dated February 17, 2006.

4.3 (1)	Form of Warrant sold as part of February 2006 private placement.

4.4 (2)	Securities Purchase Agreement dated April 3, 2007.

4.8 (2)	Registration Rights Agreement dated April 3, 2007.

5.1	Opinion of Burleson Cooke L.L.P. regarding validity of securities being issued.

23.1	Consent of Farber Hass Hurley and McEwen, LLP. (previously filed)

23.2	Consent of Malone & Bailey, PC. (previously filed)

23.3	Consent of Burleson Cooke L.L.P. (included in Exhibit 5.1).
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(1)	Incorporated by reference from Petro Resources Corporation’s Form SB-2 filed on March 21, 2006 (Registration No. 333-132596).
(2)	Incorporated by reference from Petro Resources Corporation’s current report on Form 8-K filed effective April 5, 2007 (File No. 001-32997).

Item 17. Undertakings.

(a)        The undersigned registrant hereby undertakes that it will:

(1)        File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)        include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)        reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)        include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the registration statement is on Form S-3 and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Securities Exchange Act of 1934, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the registration statement.

(2)        For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)        For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)  Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)
Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on November 8, 2007.

PETRO RESOURCES CORPORATION

By: /s/ Donald L. Kirkendall
Donald L. Kirkendall, President

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
*	Chairman of the Board and Chief Executive Officer	November 8, 2007
Wayne P. Hall	(Principal Executive Officer)
/s/ Donald L. Kirkendall	President and Director	November 8, 2007
Donald L. Kirkendall

*	Executive Vice President, Chief Financial Officer and	November 8, 2007
Harry Lee Stout	General Counsel (Principal Financial Officer)

*	Chief Accounting Officer and Director (Principal	November 8, 2007
Allen R. McGee	Accounting Officer)

*	Director	November 8, 2007
J. Raleigh Bailes, Sr.

*	Director	November 8, 2007
Brad Bynum

*	Director	November 8, 2007
Gary L. Hall

*	Director	November 8, 2007
Joe L. McClaugherty

*	Director	November 8, 2007
Steven A. Pfeifer

By: /s/ Donald L. Kirkendall
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

4.1 (2)	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock.

4.2 (1)	Form of Registration Rights Agreement dated February 17, 2006.

4.3 (1)	Form of Warrant sold as part of February 2006 private placement.

4.4 (2)	Securities Purchase Agreement dated April 3, 2007.

4.8 (2)	Registration Rights Agreement dated April 3, 2007.

5.1	Opinion of Burleson Cooke L.L.P. regarding validity of securities being issued.

23.1	Consent of Farber Hass Hurley and McEwen, LLP. (previously filed)

23.2	Consent of Malone & Bailey, PC (previously filed)

23.3	Consent of Burleson Cooke L.L.P. (included in Exhibit 5.1).
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(1)	Incorporated by reference from Petro Resources Corporation’s Form SB-2 filed on March 21, 2006 (Registration No. 333-132596).
(2)	Incorporated by reference from Petro Resources Corporation’s current report on Form 8-K filed effective April 5, 2007 (File No. 001-32997).